Exhibit 10

FIRST AMENDMENT
TO
RIGHTS AGREEMENT

This FIRST AMENDMENT (this “Amendment”) dated as of April 28, 2004 to the Rights Agreement, dated as of October 12, 1998 (the “Rights Agreement”), by and between  North American Scientific, Inc., a Delaware corporation (the “Company”), and  U.S. Stock Transfer Corporation, a California corporation (the “Rights Agent”) is entered into between such parties. Capitalized terms used but not defined herein are used herein as defined in the Rights Agreement.

WHEREAS, the Company, AM Capital I, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and NOMOS Corporation, a Delaware corporation (“NOMOS”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 26, 2003, as amended, pursuant to which NOMOS stockholders will receive 0.891 shares of Company common stock (“Common Shares”) for each share of NOMOS common stock they hold, approximately 1.212 Common Shares for each share of NOMOS series A preferred stock they hold, 0.603 Common Shares and $2.15 per share in cash for each share of NOMOS series B preferred stock they hold, and 0.340 Common Shares and $5.99 per share in cash for each share of NOMOS series C preferred stock they hold, plus in each case cash in lieu of fractional shares; and

WHEREAS, the parties hereto desire to amend the Rights Agreement to provide for an exception to the definition of “Acquiring Person” in the Rights Agreement as part of and as consideration for the transactions contemplated by the Merger Agreement;

WHEREAS, the execution and delivery of this Agreement by the Company and the Rights Agent is a condition to closing the transactions contemplated by the Merger Agreement.

NOW THEREFORE, the parties hereto agree that the Rights Agreement is hereby amended as follows:

1.             Section 1(a) shall be replaced with the following:

“Acquiring Person” shall mean any Person (other than the Company or any Subsidiary of the Company or any employee benefit plan or stock ownership plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding; provided, however, that John A. Friede  shall not be determined to be an “Acquiring Person” due solely to (a) the acquisition of any Common Shares as a result of the consummation of the transactions contemplated by the Merger Agreement, (b) the exercise of stock options to purchase Common Shares held by John A. Friede as a result of (i) the consummation of the transactions set forth in the Merger Agreement or (ii) grants made to John A. Friede by the Company in connection with his role as a member of the board of directors of the Company or (c) the acquisition of beneficial ownership of any equity securities of the Company representing up to 5% of Common Shares and which are deposited in, and subject to, the Voting Trust (as such term is defined in the Merger Agreement).

2.             This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same instrument.

3.             Except as amended hereby, the Rights Agreement shall remain in full force and effect.  This Amendment and the Rights Agreement, as amended hereby, shall constitute one and the same instrument.

4.             This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the date first written above.

NORTH AMERICAN SCIENTIFIC, INC.

By:	/s/ L. Michael Cutrer
Name: L. Michael Cutrer
Its: President and Chief Executive Officer

U.S. STOCK TRANSFER CORPORATION

By:	/s/ Syed A. Hussaini
Name:	Syed A. Hussaini
Its:	Vice President